As filed with the Securities and Exchange Commission on February 29, 2008
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
F.N.B. Corporation
(Exact name of Registrant as specified in its charter)

Florida	25-1255406

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Brian F. Lilly
Chief Financial Officer
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
(724) 981-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Frederick W. Dreher, Esq.
John W. Kauffman, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia PA, 19103
(215) 979-1234
     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each		Maximum	Maximum
Class of Securities	Amount To Be	Aggregate Price	Aggregate	Amount of
To Be Registered	Registered	Per Share(1)	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	2,500,000 shares	$14.825	$37,062,500	$1,456.56

(1)	Calculated pursuant to Rule 457(c), based on $14.825 per share, which was the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on February 25, 2008.

F.N.B. CORPORATION
2,500,000 Shares
Common Stock
     We have adopted a dividend reinvestment and direct stock purchase plan to provide both existing shareholders and interested new investors a convenient and cost-effective method to purchase shares of our common stock. You may begin participating in our plan by completing a plan enrollment form and returning it to Registrar and Transfer Company, our plan administrator. Our common stock is listed on the New York Stock Exchange under the symbol “FNB.” If you are currently participating in our plan, you do not need to take any action.
     Some of the significant features of our plan are as follows:
•	If you are not an existing shareholder, you may enroll in our plan by making an initial cash purchase of our common stock of between $1,000 and $25,000.

•	If you are a shareholder, you can participate in our plan by either making an initial cash investment of between $1,000 and $25,000 or enrolling at least 50 shares of our common stock in our plan.

•	Once enrolled in our plan, you may purchase additional shares of common stock by automatically reinvesting all or any portion of the cash dividends paid on our common stock.

•	You may also purchase additional shares of common stock by making cash purchases of at least $50 at any one time, up to $25,000 per month.

•	You may also make automatic monthly investments by authorizing electronic funds to be transferred from your bank account. You may make an electronic fund transfer for as little as $50 per month, up to $25,000 per month.

•	Your purchase of shares of our common stock will be free of brokerage fees, commissions or charges. We will bear all expenses for any open market purchases.

•	Under our plan, we may sell newly issued shares or shares held in treasury or instruct our plan administrator to purchase shares in the open market or privately negotiated transactions, or elect a combination of these alternatives.

•	The purchase price of any shares purchased directly from us under our plan will be the average of the high and low trading prices for our common stock quoted on the New York Stock Exchange on the day of purchase. The purchase price of any shares purchased on the open market will be the weighted average price per share for the purchase order in which the shares are purchased.

     Participation in our plan is entirely voluntary, and you may terminate your participation at any time. If you do not choose to participate in our plan, you will continue to receive cash dividends, as declared, in the usual manner.
     This prospectus is for offers and sales made under our plan on and after April 1, 2008.
     In reviewing this prospectus, you should carefully consider the matters described under “Risk Factors” in Item 1A of our Form 10-K annual report for the year ended December 31, 2007.
     These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 29, 2008.

SUMMARY
     The following summary does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus before making a decision to invest in our common stock.
About This Prospectus
     This prospectus describes the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan. Our plan provides a convenient way for current or prospective shareholders to purchase shares of our common stock without paying a brokerage commission.
     You do not have to be a current shareholder to participate in our plan. You can purchase your first shares of our common stock through our plan by making an initial purchase of between $1,000 and $25,000.
     Registrar and Transfer Company, our transfer agent and registrar for our common stock, administers our plan.
F.N.B. Corporation
     We are a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Through our subsidiaries, we provide retail, commercial and corporate banking services, as well as a variety of other financial services. Our principal executive office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, and our telephone number is (724) 981-6000. Our common stock is listed for trading on the New York Stock Exchange under the symbol “FNB.”

THE PLAN
Administrator of the Plan
     We have appointed the transfer agent and registrar for our common stock, Registrar and Transfer Company, to administer our plan and act as agent for plan participants. Registrar and Transfer Company will hold shares for plan participants, keep records, mail statements, arrange for the purchase and sale of shares for plan participants as described below, and perform other duties required by our plan.
     You may contact Registrar and Transfer Company at the following address and telephone number:
Registrar and Transfer Company
Dividend Reinvestment Department
P.O. Box 664
Cranford, New Jersey 07016
Telephone: 800-368-5948
Fax: 908-497-2320
E-mail: info@rtco.com
Website: www.rtco.com
     When contacting Registrar and Transfer Company, please include your account number or social security number on all correspondence and a telephone number where you can be reached during business hours.
Enrollment
     If you meet the requirements outlined below, you are eligible to participate in our plan, whether or not you presently own any shares of our common stock. If you live outside the United States, you should determine whether there are any governmental regulations that would prohibit your participation in our plan.
     If you do not currently own any shares of our common stock, you can join our plan by making an initial investment of between $1,000 and $25,000. You can join our plan by returning a completed enrollment form to Registrar and Transfer Company along with your check payable to Registrar and Transfer Company. Registrar and Transfer Company will arrange for an independent broker to purchase shares for your account in the open market or directly from us, and we will pay any sales commissions for you with respect to such purchases. Your account will be established and initial shares will be purchased for you within five business days after Registrar and Transfer Company’s receipt of your enrollment form and initial investment. You will not receive any interest on amounts held pending investment. See “Purchase of Shares Through the Plan” on page 5 and “Independent Broker” on page 7.

     If you already own shares of our common stock and the shares are registered in your name, you may join our plan by returning a completed enrollment form to Registrar and Transfer Company and either making an initial cash investment of between $1,000 and $25,000 or enrolling at least 50 shares of our common stock in our plan.
     If you already own shares of our common stock and the shares are held in “street name” through a brokerage, bank or other intermediary account, you may be able to arrange for your shares of our common stock to be included in our plan. You should consult directly with the entity holding your shares to determine the manner in which that entity is able to include your shares in our plan. If this inclusion is not possible, you will need to request that the entity holding your shares arrange to have some or all of your stock registered in your name and submit an enrollment form to Registrar and Transfer Company requesting that the stock be transferred to our plan. Enrollment requires a minimum of 50 shares of our common stock.
     Our eligible employees not currently enrolled in our plan may enroll in our plan by completing the enrollment form and, if they wish to make purchases through payroll deduction, by signing an authorization form and returning the forms to Human Resources at the affiliate with which they are employed. Participation by employee participants electing the payroll deduction option will begin on the first payroll date after Human Resources has received the completed forms. Our employees may also participate without payroll deduction by forwarding an initial payment of at least $50 along with their enrollment form.
Investment Options
     Once enrolled in our plan, you will have the following options for acquiring additional shares of our common stock through our plan:
     Dividend Reinvestment. You may choose to reinvest all or a portion of the cash dividends paid on the shares in your plan account toward the purchase of additional shares of our common stock. You may change your dividend reinvestment election at any time, except between the record and payment dates for a dividend, by notifying Registrar and Transfer Company. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend (the record date is normally two weeks prior to the dividend payment date).
     If you elect to reinvest your dividends, you may choose to reinvest all of your cash dividends or a portion of your cash dividends. If you choose to reinvest less than all of your dividends, you must elect on our plan enrollment form to reinvest dividends based on the number of whole shares you specify (minimum of 50 shares), and receive a cash dividend payment on all remaining shares. This option allows you to receive an increasing amount of cash each quarter, assuming that the dividend paid by us remains the same for each quarter.

     You may have all of your cash dividends remitted to you by check, via U.S. Mail, or by automatic deposit to your bank account.
     Optional Cash Investments. You can make your initial purchase of shares of our common stock to enroll in our plan or purchase additional shares of our common stock by using our plan’s optional cash investment feature and completing the appropriate part of the enrollment form. Following your initial purchase of plan shares, you may make additional investments of at least $50 at any one time, up to $25,000 per month, unless we waive this limit. Interest will not be paid on amounts held pending investment. You may make your optional cash investments by either of the following three methods:
•	By Automatic Withdrawal from your Bank Account. If you wish to make regular purchases, you may authorize an automatic withdrawal from your bank account by completing the appropriate part of the enrollment form. This feature enables you to make ongoing investments without writing a check. You may elect to have funds of at least $50 automatically deducted from your account on a monthly basis on the first day of the month. If one of these dates falls on a bank holiday or weekend, funds will be deducted on the next business day. Please allow four to six weeks for the first automatic withdrawal to be initiated. You must notify Registrar and Transfer Company in writing to change or terminate automatic withdrawal.

•	By Check. You may make optional cash purchases at any time by sending a personal check in the amount of at least $50 drawn on a U.S. bank and payable in U.S. dollars to Registrar and Transfer Company. Optional cash purchases must be in U.S. dollars, and checks must be drawn on a U.S. financial institution. Do not send cash. To facilitate processing of your purchase order, please use the transaction stub located on the bottom of your statement. Mail your payment and transaction stub to the address specified on the statement. You may not sell or withdraw shares purchased by check for a period of 14 days from the date Registrar and Transfer Company receives your check.

•	By Payroll Deduction (Eligible Employees of F.N.B. or its Affiliates only). The minimum contribution amounts described in this prospectus under the subheading entitled “Enrollment” on page 2 are not applicable to contributions made by employee participants through payroll deduction. Our employees and employees of our affiliates may elect to make regular purchases under our plan by authorizing an automatic deduction from their paychecks. The minimum payroll deduction permitted is $10 per pay period, and payroll deductions may be authorized in any amount in excess of the $10 minimum deduction so long as it is a multiple of $5. However, employee participants who elect to make optional cash purchases, but do not elect payroll deduction, are subject to the minimum and maximum contribution amounts applicable to plan participants generally as described in this prospectus under the subheading entitled “Enrollment” on page 2. An employee participant may increase or decrease the amount of or discontinue his or her authorized payroll deduction at any time by completing and signing the appropriate form and returning it to Human Resources.
•	Waiver of Limitations. You may make initial cash payments and optional cash payments in excess of $25,000 per month only pursuant to our written waiver of limitation for the total amount submitted. A copy of our written approval must accompany cash payments to which this limitation applies. You may direct requests for waiver of the $25,000 limitation and other questions concerning waivers to Registrar and Transfer Company, Dividend Reinvestment Department, P.O. Box 664, Cranford, New Jersey 07016; telephone: 800-368-5948. It is solely within our discretion as to whether we will grant any waiver of the allowable maximum amounts. If participants submit requests for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.
Purchase of Shares Through the Plan
     Registrar and Transfer Company will arrange to acquire shares needed to effect purchases under our plan, including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments, either by using a broker that is not affiliated with us, an independent broker, to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from F.N.B.
     All fractional shares purchased through our plan will be calculated to the fourth decimal place and credited to your account in book entry form.
     Pricing of Shares Purchased in the Open Market. For any plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising our plan purchase order that included your shares. The independent broker will use its discretion to execute purchase orders in open market transactions so as to achieve “best execution” for each aggregate plan order. For this purpose, the independent broker may fill each aggregate plan order in more than one trade or on more than one day. We will pay on your behalf commissions and other fees incurred by our plan for such purchases, but the payments will constitute income to you for income tax purposes.
     Pricing of Shares Purchased Directly from Us. For any plan shares purchased directly from us, your purchase price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the day the shares are purchased. For quarterly reinvestment of dividends, your price per share will be the average of the high and low trading prices of our common stock quoted on the New York Stock Exchange on the dividend payment date. If our common stock does not trade on the New

York Stock Exchange on the day on which the shares are to be priced, then we will determine the price per share on the basis of such market quotations as we consider appropriate.
     In order to realize more efficient execution of purchase orders, Registrar and Transfer Company may hold any funds received from dividends on shares held in our plan for reinvestment and/or as funds received as initial or optional cash investments, except for employee payroll deductions, for a period of up to five business days and combine these funds into a single purchase order. Except for employee payroll deductions, no funds will be held by Registrar and Transfer Company for more than five business days prior to arranging for shares to be purchased with the funds, although, depending on the volume of orders received, Registrar and Transfer Company may complete such combined purchase order as frequently as daily. If shares are purchased for your plan account through such a combined purchase order, your per share purchase price will be determined as the weighted average purchase price for all shares included in the combined purchase order. Funds from employee payroll deductions will be combined to purchase shares once per month, usually on the date corresponding to the mid-month payroll day.
     You will not receive interest on initial or optional cash investments pending the investment of such amounts in our common stock.
Sale of Shares Held Under the Plan
     You may sell any number of shares held in your plan account, provided that you maintain the minimum required balance, in either of two ways. First, you may request certificates for your shares and arrange for the sale of the shares through a broker-dealer of your choice. See “Issuance of Certificates” on page 9. Second, you may request that Registrar and Transfer Company arrange for the sale of your shares in open market transactions. See “Independent Broker” on page 7. Sale of your shares through Registrar and Transfer Company requires your payment of a transaction fee, and any applicable brokerage commission. See “Plan Service Fees” on page 9.
     In order to execute sale orders more efficiently, Registrar and Transfer Company may aggregate all sale orders received over any five business day period into one combined sale order. In no event will Registrar and Transfer Company wait more than five business days to effect your sale order. If an independent broker is used to effect a sale order, the independent broker will use its discretion to achieve best execution. For this purpose, the independent broker may sell each combined sale order in more than one trade or in a series of trades on more than one trading day. The per share sales price for shares sold for you as part of a combined sale order will be the weighted average price obtained for all shares sold in the combined sale order in which your shares were sold.
     For any sale of your plan shares through Registrar and Transfer Company, you will receive your portion of the proceeds of the sale less a sales transaction fee and applicable brokerage commission, and any required tax withholdings. See “Plan Service Fees” on page 9 and “U.S. Federal Income Tax Information” on page 12.
     Please note that if you do not purchase shares in our plan by automatic withdrawal or payroll deduction and your total holdings in our plan fall below a minimum number of shares as established by Registrar and Transfer Company from time to time, Registrar and Transfer Company may in its sole discretion liquidate the balance of shares in your plan account and pay the proceeds to you, less any applicable fees, and close your plan account.
Timing and Control
     Because Registrar and Transfer Company will purchase or sell the shares on behalf of our plan, you will not have the authority or power to control the timing or pricing of these transactions. Therefore, you will bear the market risk associated with fluctuations in the price of our common stock. In other words, when you send in funds to purchase or a request to sell shares, the market price of our common stock may go down or up between the time you send in your order and the time your transaction is completed.
Independent Broker
     At our discretion, purchases and sales of shares of our common stock for plan participants will be effected either through a direct purchase from, or sale to, us or by an independent broker appointed by Registrar and Transfer Company.
     When Registrar and Transfer Company effects purchases or sales of shares for the accounts of plan participants by an independent broker, the independent broker will purchase or sell all such shares in ordinary, open market transactions over the New York Stock Exchange. Neither we nor Registrar and Transfer Company nor any of our other affiliates may exercise any control over any of the following aspects of transactions effected through an independent broker:
•	the number of shares to be purchased or sold for our plan by the independent broker, which number will be determined by the independent broker based on the number of shares required to fund dividend reinvestment for participants or optional cash purchases by plan participants since the most recent purchase of shares by the independent broker for plan participants or otherwise to complete sale orders requested by Registrar and Transfer Company;

•	the price at which shares are purchased or sold;

•	the timing of purchases or sales, except for our plan provisions requiring purchases or sales to occur at least weekly or, in the case of purchases to fund dividend reinvestment, on each dividend date;

•	the manner in which shares are purchased; or

•	the selection of any broker or dealer, other than the independent broker, through which purchases or sales may be effected.
Safekeeping of Your Stock Certificates and Book Entry
     Shares of our common stock purchased for your account under our plan will be maintained in your plan account in “book entry form.” This means you will not receive a stock certificate; rather a record of your ownership position will be maintained by computer or other electronic media. Certificates for shares held in book entry form under our plan will be issued only upon written request to Registrar and Transfer Company. See “Issuance of Certificates” on page 9. You will receive a quarterly statement detailing the status of your holdings. For more information, see “Tracking Your Investments” on page 10.
     In addition, you may use the plan’s safekeeping service (book entry form) to deposit your existing F.N.B. common stock certificates at no cost. Safekeeping is beneficial because you greatly reduce the risk and cost associated with the loss, theft or destruction of your stock certificates.
     To use the plan’s safekeeping service, send your certificates to Registrar and Transfer Company by registered mail with written instructions to deposit them in safekeeping. Do not endorse the certificate or complete the assignment section. Please note that you will bear the full risk of loss in the event your certificates are lost prior to receipt by Registrar and Transfer Company.
Gifts or Transfers of Shares to Another Person’s Plan Account
     You can give or transfer shares held under your account under our plan to another person’s plan account by any of the following methods:
•	making an initial cash investment of between $1,000 and $25,000 or transfer at least 50 shares of our common stock from your plan account to a plan account established in the recipient’s name; or

•	submitting an optional cash investment on behalf of an existing participant in our plan in an amount not less than $50 per investment, and not exceeding $25,000 per month; or

•	authorizing an automatic withdrawal from your bank account of a specified amount between $1,000 and $25,000 initially and $50 at any one time subsequently to be contributed to the recipient’s plan account.
     The transfer of plan shares to another person’s plan account is subject to compliance with any applicable laws. To effect such a transfer, you must execute a stock assignment form, have your signature guaranteed by a financial institution participating in the Medallion Guarantee Program and return the stock assignment form to Registrar and Transfer

Company. The Medallion Guarantee Program ensures that the individual signing the certificate or initiating the instruction is in fact the registered owner of the shares. You may obtain a stock assignment form from Registrar and Transfer Company. If the person to whom the shares are gifted or transferred is not a plan participant, Registrar and Transfer Company will open an account for the person and enroll him or her in our plan upon receipt of a completed enrollment form.
     You may not pledge or grant a security interest in plan shares unless certificates representing the shares have been issued to you by Registrar and Transfer Company.
     If you need additional assistance, please call Registrar and Transfer Company at 800-368-5948.
Issuance of Certificates
     You can withdraw all or some of the shares from your plan account by notifying Registrar and Transfer Company in writing. Certificates will be issued for whole shares only. In the event your request involves withdrawal of a fractional share, a check for the value of the fractional share as of the date of certification, less any applicable fees, will be mailed to you. You should receive your certificate and any accompanying check within two to three weeks of receipt of your request.
     Certificates will be issued in the name(s) in which the account is registered unless otherwise instructed. If the certificate is issued in a name other than the name(s) in which your plan account is registered, the signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee Program, as described under the subheading entitled “Gifts or Transfers of Shares to Another Person’s Plan Account” on page 8.
Plan Service Fees
     The following plan service fees are subject to change from time to time by Registrar and Transfer Company. When a fee is assessed, Registrar and Transfer Company will deduct the applicable fees and/or commissions from either cash being held pending investment or proceeds from a sale.

Enrollment fee	No charge
Purchase of shares	No charge
Sale of shares (partial or full)	$10.00 per sale transaction, plus brokerage commissions
Reinvestment of dividends	No charge
Optional cash investments via check or automatic investment	No charge
Gift or transfer of shares	No charge

Safekeeping of stock certificates	No charge
Certificate issuance	No charge
Returned checks and failed electronic funds transfers due to insufficient funds, stop pay orders, closed accounts, etc. (see “Insufficient Funds Assessments” below)	$30.00
Original statements	No charge
Duplicate statements:
Current year statements	No charge
Statements for prior calendar year periods	$25.00 flat fee per request
     Insufficient Funds Assessments. A fee will be assessed for any check that is returned or any electronic funds transfer that fails due to insufficient funds, stop pay order, closed account or due to other failure. By enrolling in our plan, you agree that in the event Registrar and Transfer Company purchases shares on your behalf and your payment for the shares fails due to insufficient funds, stop pay order, closed account or other failure, Registrar and Transfer Company may sell any shares held in your plan account in an open market transaction in order to collect the insufficient funds assessment and to recover any transaction costs and losses incurred by Registrar and Transfer Company in purchasing the shares.
Tracking Your Investments
     Participants whose account has activity, including dividend reinvestment, purchase or sale of shares or enrollment or withdrawal of shares, in any quarter will receive a quarterly statement. If you do not reinvest dividends and your plan account has no activity during any regular quarterly period, you will not receive a quarterly statement until the next regular quarter in which your account has activity. Participants whose account has no activity during the calendar year will receive an annual statement. The statements will list information as to all transactions, including shares purchased, sold, deposited or transferred in previous quarters of the current year plus applicable purchase and sale prices and aggregate shares owned in our plan, for your account including year-to-date and other account information. Additionally, as soon as practicable following an optional cash purchase, sale of shares, gift, transfer or withdrawal of shares, you will receive a detailed confirmation of the transaction.
     You are responsible for maintaining your own record of the cost basis of the certificated shares deposited with Registrar and Transfer Company or purchased through our plan. Accordingly, we urge you to retain your account statements to establish the cost basis of shares purchased under our plan for income tax and other purposes. See “U.S. Federal Income Tax Information” on page 12.

     You should notify Registrar and Transfer Company promptly in writing of any change in your name or address since Registrar and Transfer Company will mail all notices, account statements and reports to you at your address of record.
Stock Splits, Stock Dividends and Other Distributions
     In the event we pay dividends in shares of our common stock, or if we distribute our common stock in connection with any stock split or similar transaction, your plan account will be adjusted to reflect the receipt of our common stock so paid or distributed.
Voting of Proxies
     Prior to any meeting of our shareholders, we will provide to you proxy materials, including a proxy card, which will allow you to vote by proxy all of the shares for which you hold certificates and the shares, whole and fractional, held in your plan account.
Limitation of Liability
     Neither we nor Registrar and Transfer Company nor any independent broker appointed to effect purchases or sales under our plan will be liable for any act or for any omission to act except in the case of willful misconduct or gross negligence. This includes, without limitation, any claims of liability for:
•	failure to terminate your account upon your death prior to receiving written notice of such death; or

•	the prices at which or dates on which any plan transactions take place; or

•	any fluctuation in the market value of our common stock before or after your sale or purchase order to Registrar and Transfer Company is completed.
     Neither we nor Registrar and Transfer Company can assure you a profit or protect you against a loss on the shares you purchase or sell under our plan.
Plan Modification or Termination
     We reserve the right to change any administrative procedures of our plan at any time. We also reserve the right to amend, modify, suspend or terminate our plan at any time. You will receive notice of any such suspension, modification or termination.
Change of Eligibility; Termination of Participation
     We reserve the right to deny, suspend or terminate your participation in our plan if we determine, in our sole discretion, that you are using our plan for purposes inconsistent with the intended purpose of our plan. In such event, Registrar and Transfer Company will notify you in writing and will continue to safekeep your shares but will no longer accept cash investments or reinvest your dividends. Registrar and Transfer Company will issue to you upon written request a stock certificate evidencing your plan shares.
U.S. FEDERAL INCOME TAX INFORMATION
Dividend Income and Tax Basis for Participating Shareholders
     If you receive shares that are issued directly by us through reinvestment of dividends under our plan, you will be treated as receiving a distribution equal to the fair market value of such shares, calculated as of the date when the shares are credited to your account. If you receive shares that were purchased in the open market, you will be treated as receiving a distribution equal to the amount of the cash dividend that you could have received if you had not participated in our plan. We will pay on your behalf commissions and other fees incurred by our plan for such purchases, but such payments will constitute income to you for income tax purposes. See “Purchase of Shares Through the Plan” on page 5. Your tax basis of such shares will be equal to the amount of the distribution you are treated as receiving. If you acquire shares with optional cash payments, the tax basis of shares purchased with optional cash payments will be equal to the amount of the optional payment that you made. See “Investment Options — Optional Cash Investments” on page 4.
     You should consult your tax advisor regarding the tax consequences of account transactions. Our plan administrator will provide you with certain tax information. In addition, employee participants holding restricted shares issued under any of our benefit plans imposing vesting, holding period or other restrictions on shares issued under such plan should refer to the prospectus relating to the applicable stock plan for a discussion of the tax consequences of ownership of and transactions with respect to such shares.
Holding Period
     The holding period for common stock purchased through dividend reinvestment or optional cash payments begins on the date following the day on which the shares are credited to your account.
Dividend Withholding
     In the case of any shareholder as to whom federal income tax withholding on dividends is required and in the case of a foreign shareholder whose taxable income under our plan is subject to federal income tax withholding, we will reinvest dividends net of the amount of tax required to be withheld.
USE OF PROCEEDS
     Any proceeds to us from the sale of shares of common stock pursuant to our plan will be used for general corporate purposes, including investments in and advances to our subsidiaries.

PLAN OF DISTRIBUTION
     Registrar and Transfer Company will arrange to acquire shares needed to effect purchases under our plan, including both shares purchased upon reinvestment of dividends and shares purchased with optional cash payments, either by using the independent broker to effect such purchases in ordinary, open market transactions, or by purchasing the shares directly from us. Our only efforts to solicit purchases under our plan will be to mail this prospectus to our shareholders and respond to any requests made by our shareholders or others regarding participation in our plan.
     Persons who acquire shares of our common stock through our plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, or the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, or the Act. We will not extend to this person any rights or privileges other than those to which such person would be entitled as a participant, nor will we enter into any agreement with the person regarding the person’s purchase of the shares or any resale or distribution thereof. We may, however, approve requests for optional cash purchases in excess of allowable maximum limitations. If participants submit requests for any investment date for an aggregate amount in excess of the amount that we are willing to accept, we may honor the requests in order of receipt, pro rata or by any other method which we determine to be appropriate.
LEGAL MATTERS
     James G. Orie, our chief legal officer, has rendered an opinion regarding the validity of our common stock covered by this prospectus.
EXPERTS
     The consolidated financial statements of F.N.B. and subsidiaries appearing in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of FNB’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
ADDITIONAL INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any report, statement or other information we have filed with the Commission at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information about the public reference room. Our filings with the Commission are also available to the public from commercial document retrieval services, at the website maintained by the Commission at www.sec.gov and at our website at www.fnbcorporation.com.
     We have filed a registration statement on Form S-3 to register with the Commission with respect to the common stock offered under this prospectus. This prospectus is part of that Registration Statement. As allowed by rules of the Commission, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
     The Commission allows us to “incorporate by reference” certain information in this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in the prospectus or a prospectus supplement. This prospectus incorporates by reference the following documents:
•	our Annual Report on Form 10-K for the year ended December 31, 2007; and

•	the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act.
     We further incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date the offering under this prospectus is terminated. These documents contain important information about us.
     Upon request we will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference. Your requests for copies should be directed to Registrar and Transfer Company, Dividend Reinvestment Department, P.O. Box 664, Cranford, New Jersey 07016; telephone: 800-368-5948. These documents are also available at our website at www.fnbcorporation.com.

     [Cover Letter to Accompany Prospectus]
Dear Shareholder:
We are pleased to inform you of an important change to the F.N.B. Corporation Dividend Reinvestment and Direct Stock Purchase Plan which will allow you additional investment flexibility regarding your account. The Plan now allows you to invest up to $25,000 each month. Enclosed is the prospectus which describes the Plan and this new change.
As a Plan Participant, you recognize the economical and convenient advantages the Plan offers you, including the fact that shares of F.N.B. Corporation common stock, traded on the New York Stock Exchange under the symbol FNB, are available for Direct Purchase through Registrar and Transfer Company. Purchasing shares directly through the Plan means you pay no brokerage fees on the transaction.
If you have any questions, please call our Shareholder Relations department at 724-983-4944 or toll free at 1-800-555-5455 Ext. 4944. Thank you.
Very truly yours,

Stephen J. Gurgovits
Chairman of the Board and Chief Executive Officer
Enclosure

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 15. Indemnification of Directors and Officers.
     The Florida Business Corporations Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding, other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim as to which such person is adjudged liable, unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officer or director is successful on the merits or otherwise in the defense of any of such proceedings, the Florida Act provides that the corporation is required to indemnify such officer or director against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Our articles of incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in our right or otherwise, arising out of the service to us or to another organization at our request, or because of their positions with us. Our articles of incorporation further provide that we may purchase and maintain insurance to protect us and any such director or officer against any liability, cost or expense asserted against or incurred by him or her with respect to such service, whether or not we would have the power to indemnify him or her against such liability by law or under the provisions of this paragraph.
          Our by-laws provide that to the fullest extent permitted by law, none of our directors shall be personally liable for monetary damages for any action taken or any failure to take any action.
Item 16. Exhibits.
     The following exhibits are filed with this registration statement:

Exhibit No.	Description of Exhibits	Reference

5.1	Opinion of James G. Orie.	Filed herewith

23.1	Consent of James G. Orie (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP	Filed herewith
Item 17. Undertakings.
          We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided however, that:
A.	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

B.	Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If we are relying on Rule 430B:
A.	Each prospectus filed by us pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on

Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If we are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining our liability under the Act to any purchaser in the initial distribution of the securities: We undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and

(iv)	Any other communication that is an offer in the offering made by us to the purchaser.
(6)	That, for purposes of determining any liability under the Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referred to in Item 15 above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on February 29, 2008.

F.N.B. CORPORATION
By:	/s/ Stephen J. Gurgovits
Stephen J. Gurgovits
Chairman of the Board, and Chief Executive Officer

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen J. Gurgovits and Brian F. Lilly, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Gurgovits	Chairman of the Board, Chief	February 29, 2008
Stephen J. Gurgovits	Executive Officer and Director (principal executive officer)

/s/ Brian F. Lilly	Chief Financial Officer (principal	February 29, 2008
Brian F. Lilly	financial and accounting officer)

Signature	Title	Date

/s/ Robert V. New, Jr.	President and Director	February 29, 2008
Robert V. New, Jr.

/s/ William B. Campbell	Director	February 29, 2008
William B. Campbell

/s/ Henry M. Ekker	Director	February 29, 2008
Henry M. Ekker

/s/ Dawne S. Hickton	Director	February 29, 2008
Dawne S. Hickton

/s/ Robert B. Goldstein	Director	February 29, 2008
Robert B. Goldstein

/s/ David J. Malone	Director	February 29, 2008
David J. Malone

	Director	February , 2008
Peter Mortensen

/s/ Harry F. Radcliffe	Director	February 29, 2008
Harry F. Radcliffe

/s/ Arthur J. Rooney, II	Director	February 29, 2008
Arthur J. Rooney, II

/s/ John W. Rose	Director	February 29, 2008
John W. Rose

Signature	Title	Date

/s/ William J. Strimbu	Director	February 29, 2008
William J. Strimbu

/s/ Earl K. Wahl, Jr.	Director	February 29, 2008
Earl K. Wahl, Jr.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

5.1	Opinion of James G. Orie

23.1	Consent of James G. Orie (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP